UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2010

AUTHENTEC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33552	59-3521332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Rialto Place, Suite 100, Melbourne, Florida 32901
(Address of Principal Executive Offices)  (Zip Code)

(321) 308-1300
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, AuthenTec, Inc. (the “Company”) has appointed Philip Calamia as interim Chief Financial Officer, effective August 30, 2010.

Mr. Calamia, age 47, is an independent contractor of CMF Associates, LLC (“CMF Associates”).  Prior to joining the Company, Mr. Calamia has been a principal in the consultancy firm CFO Navigator since December, 2009.  From May, 2003 until December, 2009, Mr. Calamia was a partner of the consultancy firm Candor Partners (formerly known as PVG Corporation).  Prior to joining Candor, from May, 2003 to September, 2005, Mr. Calamia served as Chief Financial Officer of Management Recruiters, International, Inc., a global leader in the staffing solutions business, and a subsidiary of CDI Corp., a NYSE company.  From September, 2002 to May, 2003, Mr. Calamia was the Chief Financial Officer for Maxwell Systems, a leading provider in back office software for the construction and trade industry. Previously, Mr. Calamia also served in a number of financial management roles for US Interactive, a publicly traded professional services firm specializing in software and Internet based solutions. Mr. Calamia holds a Bachelor of Arts in Economics from East Stroudsburg University and is a Certified Public Accountant licensed in Pennsylvania (inactive status).

The Company has entered into a Consulting Services Agreement with CMF Associates (the “Consulting Services Agreement”), pursuant to which Mr. Calamia will serve as the Company’s interim Chief Financial Officer. Under the Consulting Services Agreement, the Company will pay CMF Associates on account of Mr. Calamia’s services a monthly fee of $29,000 and will reimburse CMF Associates for Mr. Calamia’s necessary expenses incurred in connection with his services to the Company.  The Consulting Services Agreement is terminable at will by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTEC, INC. By: /s/ Frederick R. Jorgenson Frederick R. Jorgenson Vice President, General Counsel and Secretary
Dated:  September 10, 2010